                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.3)*

                             PacificNet.com, Inc.
               -------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
               -------------------------------------------------
                        (Title of Class of Securities)

                                  69511V 10 8
               -------------------------------------------------
                                (CUSIP Number)

                              Mr. Lien Kait Long
                                   B2B Ltd.
                              8/F Paul Y. Centre
                                51 Hung To Road
                              Kwun Tong, Kowloon
                                   Hong Kong
                                (852) 2372-0130
               --------------------------------------------------
  (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               October 17, 2000
                                 June 27, 2001
                                August 2, 2001
            -------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box. [_]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the act (however, see the Notes).

                                 SCHEDULE 13D
CUSIP No.  69511V 10 8                              Page  2 of 121 Pages
         -----------------                               ---   ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      B2B Ltd. - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      OO
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                            [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,413,890
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,413,890
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,413,890
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable                                               [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No.  69511V 10 8                                     Page  3  of 121 Pages
         -----------------                                      ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      China Strategic Holdings Limited - not applicable
      (formerly known as China Internet Global Alliance Limited)
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      Not applicable.
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                               [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             2,425,423
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          2,425,423
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11

      2,425,423
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                       [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                     Page  4  of 121 Pages
         -----------------                                     ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Calisan Developments limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                               [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (See Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (See Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Calisan Developments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                      [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No.  69511V 10 8                                    Page  5  of 121 Pages
         -----------------                                     ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Great Decision Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                             [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (See Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (See Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Great Decision Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                      [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                    Page  6  of 121 Pages
         -----------------                                    ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul Y. - ITC Investments Group Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Paul Y. - ITC Investments Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                          [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC,CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                   Page  7  of 121 Pages
         -----------------                                   ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul Y. - ITC Construction Holdings (B.V.I.) Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                            [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Paul Y. - ITC Construction Holdings (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12                                                                          [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC,CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                   Page  8  of 121 Pages
         -----------------                                   ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Paul Y. - ITC Construction Holdings Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                              [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Paul Y. - ITC Construction Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC,CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                   Page  9  of 121 Pages
         -----------------                                   ---    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Hollyfield Group Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      Not applicable.                                           (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                                [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Western Samoa
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hollyfield Group Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES* [_] 12
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC,CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                      Page 10 of 121 Pages
         -----------------                                      --    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Well Orient Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Well Orient Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                               [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                      Page 11 of 121 Pages
         -----------------                                      --    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Powervote Technology Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e) [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Powervote Technology Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                                 [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                      Page 12 of 121 Pages
         -----------------                                      --    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Hanny Magnetics (B.V.I.) Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                         [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hanny Magnetics (B.V.I.) Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                               [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                      Page 13 of 121 Pages
         -----------------                                      --    ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Hanny Holdings Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)                                          [_]
 5
      Not applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Hanny Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not Applicable                                               [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------


                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page  14  of 121 Pages
         --------------                                     --     ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Famex Investment Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Hong Kong
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Famex Investment Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited.)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page  15  of 121 Pages
         --------------                                     --     ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Mankar Assets Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Mankar Assets Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited.)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page  16  of 121 Pages
         --------------                                     --     ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ITC Investment Holdings Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM 2(d) or 2(e)
 5
      Not applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      ITC Investment Holdings Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited.)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page  17  of 121 Pages
         --------------                                     --     ---

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      ITC Corporation Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEM  2(d) or 2(e)
 5
      Not applicable                                                [_]
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Bermuda
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF
                          -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8

     OWNED BY             Disclaimed (see Item 11 below)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING
                          -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      ITC Corporation Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited.)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      Not applicable                                                [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      HC, CO
------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 18  of 121 Pages
         -----------------                                ----    ---
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Galaxyway Investments Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                    [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Galaxyway Investments Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 19  of 121 Pages
         -----------------                                ----    ---
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Chinaview International Limited - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                    [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          British Virgin Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Chinaview International Limited disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          HC, CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13D
CUSIP No. 69511V 10 8                                 Page 20  of 121 Pages
         -----------------                                ----    ---
------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Chan Kwok Keung, Charles - not applicable
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
      Not applicable.
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*
 4
      AF
------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS
      IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)                    [_]
 5
      Not Applicable
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
          United Kingdom
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          Disclaimed (see Item 11 below)
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          10
                          Disclaimed (see Item 11 below)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      Chan Kwok Keung, Charles disclaims beneficial ownership of the shares beneficially owned by B2B Ltd. and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited).

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
                                                                    [_]
      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      29.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
          IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Note
----

     This Amendment No. 3 is being filed to reflect a change in the percentage ownership of the subject company by B2B Limited and China Strategic Holdings Limited (formerly known as China Internet Global Alliance Limited), as well as the several indirect holders who are reporting persons on this Statement, Calisan Developments Limited, Great Decision Limited, Paul Y. - ITC Investments Group Limited, Paul Y. - ITC Construction Holdings (B.V.I.) Limited, Paul Y. - ITC Construction Holdings Limited, Hollyfield Group Limited, Well Orient Limited, Powervote Technology Limited, Hanny Magnetics (B.V.I.) Limited, Hanny Holdings Limited, Famex Investment Limited, Mankar Assets Limited, ITC Investment Holdings Limited, ITC Corporation Limited, Galaxyway Investments Limited, Chinaview International Limited, and Mr. Chan Kwok Keung, Charles. The change in percentage ownership resulted from certain changes in the outstanding capital of the subject company of which the foregoing direct or indirect holders recently became aware, as described in Item 4 below. None of the foregoing parties bought or sold any securities of the subject company since the filing of Amendment No. 2 to this Statement in October 2000.

     This Amendment No. 3 is also being filed to reflect the addition of ITC Investment Holdings Limited to the persons covered by this Statement, as well as to provide other non-material updated information in Items 2, 3, 4 and 5. A cover page for ITC Investment Holdings Limited has been added to this Statement. The inclusion of this additional party shall not be construed as an admission that such party is, for the purposes of Section 13(d) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

     Although Mr. Oei Hong Leong filed Amendment No. 2 to this Statement jointly with the other reporting persons named herein, he has not been included in this Amendment No. 3, and it is expected that he will be filing separately.

     Items 1, 2, 3, 4, 5, 6 and 7 have been amended accordingly.

Item 1.    Security and Issuer.
           -------------------

     This statement relates to the common stock (the "Common Stock") of PacificNet.com, Inc. f/k/a Creative Master International, Inc. (the "Company"), a Delaware corporation, with its principal executive offices at 29th Floor, 3 Lockhart Road, Wanchai, Hong Kong.

Item 2.    Identity and Background.
           -----------------------

     This statement is filed by:

China Strategic Holdings Limited (formerly known as China Internet Global
-------------------------------------------------------------------------
Alliance Limited)
-----------------

     China Strategic Holdings Limited ("CSH") is a Hong Kong company with its principal executive and business offices located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. The principal business of CSH is that of an investment holding company with diversified interests in industrial and infrastructure investments, property investment and development and media businesses through its subsidiaries.

     CSH owns 100% of the issued shares of B2B Ltd. and, through such interest and its interest in China Pharmaceutical Industrial Limited, is the indirect beneficial owner of 2,425,423 shares of Common Stock (the "CSH Shares").

     During the past five years, neither CSH nor, to the best knowledge of CSH, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

B2B Ltd.
--------

     B2B Ltd., a Hong Kong company, is a wholly owned subsidiary of CSH, and it directly owns 2,413,890 shares of Common Stock. B2B Ltd.'s principal business is that of an investment holding company whose principal asset currently is such shares in the Company, and its principal executive and business offices are located at 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     During the past five years, neither B2B Ltd. nor, to the best knowledge of B2B Ltd., any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Calisan Developments Limited
----------------------------

     The principal business of Calisan Developments Limited, a British Virgin Islands company ("Calisan"), is investment holding. The principal executive and business offices of Calisan are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Calisan owns 17.45% of the issued shares of CSH and may, pursuant to Rule 13d-3 ("Rule 13d-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act'), be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Calisan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Calisan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Calisan nor, to the best knowledge of Calisan, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Great Decision Limited
----------------------

     The principal business of Great Decision Limited, a British Virgin Islands company ("Great Decision"), is investment holding. The principal executive and business offices of Great Decision are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Great Decision owns 100% of the issued shares of Calisan and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Great Decision disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Great Decision is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Great Decision nor, to the best knowledge of Great Decision, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Investments Group Limited
---------------------------------------

     The principal business of Paul Y. - ITC Investments Group Limited, a British Virgin Islands company ("Paul Y. Investments"), is investment holding. The principal executive and business offices of Paul Y. Investments are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Investments owns 100% of the issued shares of Great Decision and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Investments disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Investments is, for purposes of
Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Investments nor, to the best knowledge of Paul Y. Investments, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings (B.V.I.) Limited
----------------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings (B.V.I.) Limited, a British Virgin Islands company ("Paul Y. BVI"), is investment holding. The principal executive and business offices of Paul Y. BVI are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. BVI owns 100% of the issued shares of Paul Y. Investments and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. BVI nor, to the best knowledge of Paul Y. BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Paul Y. - ITC Construction Holdings Limited
-------------------------------------------

     The principal business of Paul Y. - ITC Construction Holdings Limited, a Bermuda company ("Paul Y. Holdings"), is that of investment holding with interests mainly in companies engaged in construction, engineering, mining, resources, infrastructure and rail services, property development and investment and hotel operations. The principal executive and business offices of Paul Y. Holdings are located at 31st Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Paul Y. Holdings owns 100% of the issued shares of Paul Y. BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Paul Y. Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Paul Y. Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Paul Y. Holdings nor, to the best knowledge of Paul Y. Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hollyfield Group Limited
------------------------

     The principal business of Hollyfield Group Limited, a Western Samoa company ("Hollyfield"), is investment holding. The principal executive and business offices of Hollyfield are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hollyfield owns 40.91% of the issued shares of Paul Y. Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hollyfield disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hollyfield is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hollyfield nor, to the best knowledge of Hollyfield, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Well Orient Limited
-------------------

     The principal business of Well Orient Limited, a Hong Kong company ("Well Orient"), is investment holding. The principal executive and business offices of Well Orient are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Well Orient owns 17.45% of the issued shares of CSH and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Well Orient disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Well Orient is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Well Orient nor, to the best knowledge of Well Orient, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Powervote Technology Limited
----------------------------

     The principal business of Powervote Technology Limited, a British Virgin Islands company ("Powervote"), is investment holding. The principal executive and business offices of Powervote are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Powervote owns 100% of the issued shares of Well Orient and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Powervote disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Powervote is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Powervote nor, to the best knowledge of Powervote, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Magnetics (B.V.I.) Limited
--------------------------------

     The principal business of Hanny Magnetics (B.V.I.) Limited, a British Virgin Islands company ("Hanny BVI"), is investment holding. The principal executive and business offices of Hanny BVI are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny BVI owns 100% of the issued shares of Powervote and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny BVI disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny BVI is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH shares.

     During the past five years, neither Hanny BVI nor, to the best knowledge of Hanny BVI, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Hanny Holdings Limited
----------------------

     The principal business of Hanny Holdings Limited, a Bermuda company ("Hanny"), is the manufacture, distribution and marketing of data storage media and the distribution and marketing of computer accessories, storage media and consumer electronic products and securities trading. Hanny also holds an investment portfolio of information technology-related companies. The principal executive and business offices of Hanny are located at 7th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Hanny owns 100% of the issued shares of Hanny BVI and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Hanny disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Hanny is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Hanny nor, to the best knowledge of Hanny, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Famex Investment Limited
------------------------

     The principal business of Famex Investment Limited, a Hong Kong company ("Famex"), is investment holding. The principal executive and business offices of Famex are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Famex owns 27.25% of the issued shares of Hanny and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Famex disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Famex is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Famex nor, to the best knowledge of Famex, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Mankar Assets Limited
---------------------

     The principal business of Mankar Assets Limited, a British Virgin Islands company ("Mankar"), is investment holding. The principal executive and business offices of Mankar are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Mankar owns 100% of the issued shares of Famex and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Mankar disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mankar is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Mankar nor, to the best knowledge of Mankar, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Investment Holdings Limited
-------------------------------

     The principal business of ITC Investment Holdings Limited, a British Virgin Islands company ("ITC Holdings"), is investment holding. The principal executive and business offices of ITC Holdings are located at 33rd Floor, Paul
Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC Holdings owns 100% of the issued shares of Hollyfield and Mankar and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC Holdings disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC Holdings is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC Holdings nor, to the best knowledge of ITC Holdings, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

ITC Corporation Limited
-----------------------

     The principal business of ITC Corporation Limited, a Bermuda company ("ITC"), is investment holding. The principal executive and business offices of ITC are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     ITC owns 100% of the issued shares of ITC Holdings and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, ITC disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that ITC is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither ITC nor, to the best knowledge of ITC, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Galaxyway Investments Limited
-----------------------------

     The principal business of Galaxyway Investments Limited, a British Virgin Islands company ("Galaxyway"), is investment holding. The principal executive and business offices of Galaxyway are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Galaxyway owns 34.82% of the issued shares of ITC and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd. However, Galaxyway disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Galaxyway is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Galaxyway nor, to the best knowledge of Galaxyway, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chinaview International Limited
-------------------------------

     The principal business of Chinaview International Limited, a British Virgin Islands company ("Chinaview"), is investment holding. The principal executive and business offices of Chinaview are located at 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong.

     Chinaview owns 100% of the issued shares of Galaxyway and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B Ltd.

However, Chinaview disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Chinaview is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, neither Chinaview nor, to the best knowledge of Chinaview, any of its executive officers and directors have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Chan Kwok Keung, Charles
------------------------

     The business address of Mr. Chan Kwok Keung, Charles ("Mr. Chan"), a citizen of the United Kingdom, is 33rd Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong. Mr. Chan is the: (i) Chairman of Paul Y. Holdings, ITC, Hanny, and China Enterprises Limited (formerly known as China Tire e-commerce.com Ltd.), (ii) Chairman and Chief Executive Officer of CSH, and
(iii) a non-executive director of Downer EDI Limited (formerly known as Downer Group Limited). Mr. Chan is also a director of Paul Y. BVI, Hollyfield and Famex and is the sole director of Galaxyway and Chinaview.

     Mr. Chan owns 100% of the issued shares of Chinaview and may, pursuant to Rule 13d-3, be deemed to control the voting and disposition of the CSH Shares by CSH and B2B. However, Mr. Chan disclaims beneficial ownership of the CSH Shares and the filing of this statement shall in no way be construed as an admission that Mr. Chan is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of the CSH Shares.

     During the past five years, Mr. Chan has not been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) and has not been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgement, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     The name, business address, citizenship and present occupation or employment of each executive officer and director of the foregoing entities and the name, principal business and address of any corporation or other organization in which such employment is conducted are set forth on Schedules I through XVIII hereto and are incorporated herein by reference.

Item 3.    Source and Amount of Funds or other Consideration.
           -------------------------------------------------

     The shares of Common Stock were acquired by B2B Ltd. on July 27, 2000 upon the completion of the exchange of all the ownership interests in PacificNet.com, LLC ("PacificNet") for shares of the Company's Common Stock, as more fully described in the Schedule 13D filed on August 7, 2000 (File No. 005-59081) which was further amended by the Schedule 13D filed on October 11, 2000.

     This amendment is being made in part to reflect a passive change in the percentage ownership in the Company of CSH, B2B Ltd., Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway,
Chinaview and Mr. Chan, as described in Item 4 below.   This amendment is also
being made to reflect the addition of ITC Holdings to the persons covered by this Statement and to make other non-material updates to the information previously provided.

Item 4.    Purposes of Transaction.
           -----------------------

     None of the reporting persons named in this Statement has bought or sold any securities of the Company since the date of Amendment No. 2 to this Statement. The following is an explanation of the changes in the Company's outstanding share capital which necessitated this Amendment No. 3:

     In September, 2000, the Company's board of directors approved a plan to dispose of its die-cast replica manufacturing business (the "Creative Master Business"). The Company's form 8-K filed on October 17, 2000 disclosed that on October 2, 2000, the Company sold the Creative Master Business to a management group led by Mr. Carl Tong, former Chief Executive Officer of the Company. As partial consideration for this business, the management group subsequently returned 895,765 shares of common stock to the Company (the "Returned Shares"). The Returned Shares are held as treasury stock, resulting in a reduction in the Company's total number of shares outstanding.

     In addition, on June 27, 2001, the Company issued 150,000 shares of common stock for the settlement of a Canadian property matter. On August 2, 2001, the Company also issued 100,000 shares of common stock to L&L Strategic Advisors, Ltd. for service rendered in connection with a corporate transaction.

     The net results of these changes in the total number of shares outstanding is that the percentage ownership interest of B2B Ltd. and CSH in the Company increased by 2.2% and 2.1%, respectively. These changes also resulted in a percentage increase of 2.1% for all other reporting persons, but as noted elsewhere in this Statement, such other reporting persons disclaim beneficial ownership of those shares.

     Except as described in this Item 4, none of B2B Ltd., CSH, Calisan, Great Decision, Paul Y. Investments, Paul Y. BVI, Paul Y. Holdings, Hollyfield, Well Orient, Powervote, Hanny BVI, Hanny, Famex, Mankar, ITC Holdings, ITC, Galaxyway, Chinaview or Mr. Chan has any plan, nor has under consideration any proposal which relate to or would result in:

          (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company;

          (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

          (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

          (d) any change in the present board of directors or management of the Company;

          (e) any material change in the present capitalization or dividend policy of the Company;

          (f) any other material change in the Company's business or corporate structure;

          (g) changes in the Company's charter, by-laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person;

          (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange
Act; or

          (j)  any action similar to any of those enumerated in (a)-(i) above.

Item 5.   Interest in Securities of the Issuer.
          ------------------------------------

(a)-(b) B2B Ltd. is the beneficial owner of 2,413,890 shares of Common Stock, representing 29.48% of the outstanding Common Stock, and has shared power over the voting and disposition of the CSH Shares with CSH.

          CSH indirectly beneficially owns 2,425,423 shares of Common Stock, representing 29.62% of the class, due to: (1) its 100% ownership of B2B Ltd. and (2) its indirect partial ownership of China Pharmaceutical Industrial Limited, a subsidiary which beneficially owns 11,533 shares of Common Stock as of the date hereof. CSH is deemed to have shared power to vote and to dispose of 2,413,890 shares of Common Stock with B2B Ltd. It also is deemed to have shared power to vote and dispose of 11,533 shares of Common Stock with China Pharmaceutical Industrial Limited. The executive officers, directors and controlling persons of China Pharmaceutical Industrial Limited, and executive officers and directors of any person ultimately in control of China Pharmaceutical Industrial Limited, are as follows:
          Lien Kait Long and Ho Kin Cheong, Kelvin of 8th Floor, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong, and Ian James Burton of 2nd Floor, 45 Stirling Highway, Nedlands, WA 6009, Australia.

          Calisan, through its ownership of 17.45% of the issued shares of CSH, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Calisan expressly disclaims beneficial ownership of such shares.

          Great Decision, through its ownership of 100% of the issued shares of Calisan, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Great Decision expressly disclaims beneficial ownership of such shares.

         Paul Y. Investments, through its ownership of 100% of the issued shares of Great Decision, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Investments expressly disclaims beneficial ownership of such shares.

         Paul Y. BVI, through its ownership of 100% of the issued shares of Paul Y. Investments, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. BVI expressly disclaims beneficial ownership of such shares.

         Paul Y. Holdings, through its ownership of 100% of the issued shares of Paul Y. BVI, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Paul Y. Holdings expressly disclaims beneficial ownership of such shares.

         Hollyfield, through its ownership of 40.91% of the issued shares of Paul Y. Holdings, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hollyfield expressly disclaims beneficial ownership of such shares.

         Well Orient, through its ownership of 17.45% of the issued shares of CSH, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Well Orient expressly disclaims beneficial ownership of such shares.

         Powervote, through its ownership of 100% of the issued shares of Well Orient, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Powervote expressly disclaims beneficial ownership of such shares.

         Hanny BVI, through its ownership of 100% of the issued shares of Powervote, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny BVI expressly disclaims beneficial ownership of such shares.

         Hanny, through its ownership of 100% of the issued shares of Hanny BVI, may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Hanny expressly disclaims beneficial ownership of such shares.

         Famex, through its ownership of 27.25% of the issued shares of Hanny, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Famex expressly disclaims beneficial ownership of such shares.

         Mankar, through its ownership of 100% of the issued shares of Famex, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mankar expressly disclaims beneficial ownership of such shares.

         ITC Holdings, through its ownership of 100% of the issued shares of both Hollyfield and Mankar may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC Holdings expressly disclaims beneficial ownership of such shares.

         ITC, through its ownership of 100% of the issued shares of ITC Holdings may be deemed to share voting and dispositive power over the 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, ITC expressly disclaims beneficial ownership of such shares.

         Galaxyway, through its ownership of 34.82% of the issued shares of ITC, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Galaxyway expressly disclaims beneficial ownership of such shares.

         Chinaview, through its ownership of 100% of the issued shares of Galaxyway, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Chinaview expressly disclaims beneficial ownership of such shares.

         Mr. Chan, through his ownership of 100% of the issued shares of Chinaview, may be deemed to share voting and dispositive power over 2,425,423 shares of Common Stock indirectly beneficially owned by CSH, however, pursuant to Rule 13d-4, Mr. Chan expressly disclaims beneficial ownership of such shares.

         None of the persons named on Schedules I-XVIII beneficially own shares of Common Stock.

(c)      Not applicable.

(d) The reporting persons know of no other person who has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein.

(e)      Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.
          ----------------------------------------

     There are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons named in Item 2 above with respect to any securities of the Company including, but not limited to, transfer or the voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7.   Material to be Filed as Exhibits.
          --------------------------------

     The document which have been filed as Exhibits are listed in the Exhibit Index herein.

SIGNATURES
----------

     After reasonable inquiry and to the best of my knowledge and belief, B2B Ltd. certifies that the information set forth in this statement is true, complete and correct.


                                    FOR AND ON BEHALF OF B2B LTD.


Dated: September 7, 2001            By: /s/ Lien Kait Long
                                        ------------------------------
                                    Name:  Lien Kait Long
                                    Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, China Strategic Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CHINA STRATEGIC HOLDINGS LIMITED


Dated: September 7, 2001      By: /s/ Lien Kait Long
                                  ------------------------------------
                              Name:  Lien Kait Long
                              Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Calisan Developments Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF CALISAN DEVELOPMENTS LIMITED


Dated: September 7, 2001      By:    /s/ Chau Mei Wah, Rosanna
                                  ---------------------------------------
                              Name:  Chau Mei Wah, Rosanna
                              Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Great Decision Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF GREAT DECISION LIMITED


Dated: September 7, 2001      By: /s/ Chau Mei Wah, Rosanna
                                  -----------------------------------------
                              Name:  Chau Mei Wah, Rosanna
                              Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Investments Group Limited certifies that the information set forth in this statement is true, complete and correct.

                              FOR AND ON BEHALF OF PAUL Y. - ITC INVESTMENTS GROUP LIMITED


Dated: September 7, 2001      By: /s/ Chau Mei Wah, Rosanna
                                  ------------------------------------------
                              Name:  Chau Mei Wah, Rosanna
                              Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                    FOR AND ON BEHALF OF PAUL Y. - ITC
                                    CONSTRUCTION HOLDINGS (B.V.I.) LIMITED


Dated: September 7, 2001            By:   /s/ Chau Mei Wah, Rosanna
                                       --------------------------------------
                                    Name:  Chau Mei Wah, Rosanna
                                    Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Paul
Y. - ITC Construction Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF PAUL Y. - ITC
                                     CONSTRUCTION HOLDINGS LIMITED


Dated: September 7, 2001             By:  /s/ Chau Mei Wah, Rosanna
                                        --------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Executive Director

     After reasonable inquiry and to the best of my knowledge and belief, Hollyfield Group Limited certifies that the information set forth in this statement is true, complete and correct.

                                      FOR AND ON BEHALF OF HOLLYFIELD
                                      GROUP LIMITED


Dated: September 7, 2001              By:  /s/ Chau Mei Wah, Rosanna
                                         --------------------------------------
                                      Name:  Chau Mei Wah, Rosanna
                                      Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Well Orient Limited certifies that the information set forth in this statement is true, complete and correct.

                                      FOR AND ON BEHALF OF WELL ORIENT LIMITED


Dated: September 7, 2001              By:  /s/ Lui Siu Tsuen, Richard
                                         --------------------------------------
                                      Name:  Lui Siu Tsuen, Richard
                                      Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Powervote Technology Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF POWERVOTE
                                       TECHNOLOGY LIMITED


Dated: September 7, 2001               By:  /s/ Lui Siu Tsuen, Richard
                                          --------------------------------------
                                       Name:  Lui Siu Tsuen, Richard
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Magnetics (B.V.I.) Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF HANNY MAGNETICS
                                       (B.V.I.) LIMITED


Dated: September 7, 2001               By:  /s/ Lui Siu Tsuen, Richard
                                          --------------------------------------
                                       Name:  Lui Siu Tsuen, Richard
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Hanny Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                          FOR AND ON BEHALF OF HANNY HOLDINGS
                                          LIMITED


Dated: September 7, 2001                  By:  /s/ Allan Yap
                                             ---------------------------------
                                          Name:  Allan Yap
                                          Title: Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Famex Investment Limited certifies that the information set forth in this statement is true, complete and correct.

                                      FOR AND ON BEHALF OF FAMEX INVESTMENT
                                      LIMITED


Dated: September 7, 2001              By:  /s/ Chau Mei Wah, Rosanna
                                         --------------------------------------
                                      Name:  Chau Mei Wah, Rosanna
                                      Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Mankar Assets Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF MANKAR ASSETS LIMITED


Dated: September 7, 2001             By:  /s/ Chau Mei Wah, Rosanna
                                        --------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Investment Holdings Limited certifies that the information set forth in this statement is true, complete and correct.

                                       FOR AND ON BEHALF OF ITC INVESTMENT
                                       HOLDINGS LIMITED


Dated: September 7, 2001               By:  /s/ Chau Mei Wah, Rosanna
                                          --------------------------------------
                                       Name:  Chau Mei Wah, Rosanna
                                       Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, ITC Corporation Limited certifies that the information set forth in this statement is true, complete and correct.

                                     FOR AND ON BEHALF OF ITC CORPORATION
                                     LIMITED


Dated: September 7, 2001             By:  /s/ Chau Mei Wah, Rosanna
                                        --------------------------------------
                                     Name:  Chau Mei Wah, Rosanna
                                     Title:  Managing Director

     After reasonable inquiry and to the best of my knowledge and belief, Galaxyway Investments Limited certifies that the information set forth in this statement is true, complete and correct.

                                         FOR AND ON BEHALF OF GALAXYWAY
                                         INVESTMENTS LIMITED


Dated: September 7, 2001                 By:  /s/ Chan Kwok Keung, Charles
                                            ----------------------------------
                                         Name:  Chan Kwok Keung, Charles
                                         Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, Chinaview International Limited certifies that the information set forth in this statement is true, complete and correct.

                                        FOR AND ON BEHALF OF CHINAVIEW
                                        INTERNATIONAL LIMITED


Dated: September 7, 2001                By:  /s/ Chan Kwok Keung, Charles
                                           ------------------------------
                                        Name:  Chan Kwok Keung, Charles
                                        Title: Director

     After reasonable inquiry and to the best of my knowledge and belief, I, Mr. Chan Kwok Keung, Charles, certify that the information set forth in this statement is true, complete and correct.



Dated: September 7, 2001                  By:  /s/ Chan Kwok Keung, Charles
                                             ------------------------------
                                          Name:  Chan Kwok Keung, Charles

                                  SCHEDULE I

     Executive Officers and Directors of China Strategic Holdings Limited
          (formerly known as China Internet Global Alliance Limited)
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Lien Kait Long             c/o 8/F, Paul Y. Centre, 51   Singapore           Executive Director, China
                           Hung To Road,                                      Strategic Holdings Limited;
                           Kwun Tong, Kowloon, Hong                          Director, China Energy
                           Kong                                               Holdings Limited;
                                                                             Director, B2B Ltd.;
                                                                             Director, Australia
                                                                              Net.com Limited;
                                                                             Director, China
                                                                              Pharmaceutical Industrial
                                                                              Limited;
                                                                             Director, Katmon Limited;
                                                                             Director, Carling
                                                                              International Limited;
                                                                             Director, Favour Leader
                                                                              Limited;
                                                                             Director, Kamthorn Limited
                                                                             Non-Executive Director,
                                                                              China Development
                                                                              Corporation Limited.

Tang Wei, Donald           c/o 8/F, Paul Y. Centre,      USA               Independent Non-Executive
                           51 Hung To Road, Kwun Tong,                      Director, China Strategic
                           Kowloon, Hong Kong                               Holdings Limited;
                                                                           Senior Managing Director,
                                                                            Bear, Stearns & Co.

David Edwin Bussmann       c/o 8/F, Paul Y. Centre,      USA               Independent Non- Executive
                           51 Hung To Road, Kwun Tong,                      Director, China Strategic
                           Kowloon, Hong Kong                               Holdings Limited.

Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,     United Kingdom     Chairman and Chief
                           51 Hung To Road,                                  Executive Officer, China
                           Kwun Tong,                                        Strategic Holdings Limited;
                           Kowloon,                                         Non-Executive Director,
                           Hong Kong                                         Downer EDI Limited
                                                                             (formerly known as Downer
                                                                             Group Limited);
                                                                            Chairman, China
                                                                             Enterprises Limited
                                                                             (formerly known as China
                                                                             Tire e-commerce.com Ltd.);
                                                                            Director, Paul Y. - ITC
                                                                             Construction Holdings
                                                                             (B.V.I.) Limited;
                                                                            Chairman, Paul Y. - ITC
                                                                             Construction Holdings
                                                                             Limited;
                                                                            Director, Hollyfield Group
                                                                             Limited;
                                                                            Chairman, Hanny Holdings
                                                                             Limited;
                                                                            Chairman, ITC Corporation
                                                                             Limited;
                                                                            Director, Galaxyway
                                                                             Investments Limited;
                                                                            Director, Chinaview
                                                                             International Limited;
                                                                            Director, Famex Investment
                                                                             Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre      United Kingdom    Alternate Director, China
                           51 Hung To Road                                  Strategic Holdings Limited;
                           Kwun Tong, Kowloon                              Director, Calisan
                           Hong Kong                                        Developments Limited;
                                                                           Director, Great Decision
                                                                            Limited;
                                                                           Director, Paul Y. - ITC
                                                                            Investments Group Limited;
                                                                           Director, Paul Y. - ITC
                                                                            Construction Holdings
                                                                            (B.V.I.) Limited;
                                                                           Deputy Chairman, Paul Y. -
                                                                            ITC Construction Holdings
                                                                            Limited;
                                                                           Director, Hollyfield Group
                                                                            Limited;
                                                                           Deputy Chairman, ITC
                                                                            Corporation Limited;
                                                                           Director, Famex Investment
                                                                            Limited;
                                                                           Director, Mankar Assets
                                                                            Limited;
                                                                           Chairman, Downer EDI
                                                                            Limited (formerly known as
                                                                            Downer Group Limited);
                                                                           Director, New World
                                                                            CyberBase Limited;
                                                                           Director, ITC Investment
                                                                            Holdings Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre      Australia         Executive Director, China
                           51 Hung To Road                                  Strategic Holdings Limited;
                           Kwun Tong, Kowloon                              Director, Oxford
                           Hong Kong                                        Properties Group, Inc.;
                                                                           Director, Burcon
                                                                            NutraScience Corporation;
                                                                           Executive Director, China
                                                                            Land Group Limited
                                                                            (formerly known as China
                                                                            CyberPort Limited);
                                                                           Director, Calisan
                                                                            Developments Limited;

                                                                           Director, Great Decision
                                                                            Limited;
                                                                           Director, Paul Y. - ITC
                                                                            Investments Group Limited;
                                                                           Director, Paul Y. - ITC
                                                                            Construction Holdings
                                                                            (B.V.I.) Limited;
                                                                           Executive Director, Paul Y.
                                                                            - ITC Construction
                                                                            Holdings Limited;
                                                                           Director, Hollyfield Group
                                                                            Limited;
                                                                           Managing Director, ITC
                                                                            Corporation Limited;
                                                                           Managing Director, Star
                                                                            East Holdings Limited;
                                                                           Director, Mankar Assets
                                                                            Limited;
                                                                           Director, Famex Investment
                                                                            Limited;
                                                                           Director, ITC Investment
                                                                            Holdings Limited.

Richard, Siu Tsuen Lui     c/o 8/F, Paul Y. Centre,      Hong Kong         Alternate Director, China
                           51 Hung To Road,                                 Strategic Holdings Limited;
                           Kwun Tong,                                      Chief Financial Officer,
                           Kowloon,                                         Hanny Holdings Limited;
                           Hong Kong                                       Director, Hanny Magnetics
                                                                            (B.V.I.) Limited;
                                                                           Director, Powervote
                                                                            Technology Limited;
                                                                           Director, Well Orient
                                                                            Limited;
                                                                           Non-Executive Director,
                                                                            China Development
                                                                            Corporation Limited.

Choy Hok Man, Constance    c/o 49/F, Bank of China       Canada            Independent Non-Executive
                           Tower, 1 Garden Road,                            Director, China Strategic
                           Hong Kong                                        Holdings Limited;
                                                                           Independent Non-Executive
                                                                            Director, netalone.com
                                                                            Limited;
                                                                           Independent Non-Executive
                                                                            Director, HiNet Holdings
                                                                            Limited;
                                                                           Independent Non-Executive
                                                                            Director, Shougang Concord
                                                                            Grand (Group) Limited;
                                                                           Independent Non-Executive
                                                                            Director, Shougang Concord
                                                                            International Enterprises
                                                                            Company Limited;
                                                                           Independent Non-Executive
                                                                            Director, Shougang Concord
                                                                            Technology Holdings Limited.

Li Wa Kin                  c/o 8/F, Paul Y. Centre, 51   China             Executive Director, China
                           Hung To Road, Kwun Tong,                         Strategic Holdings Limited.
                           Kowloon, Hong Kong

Chan Kwok Hung             c/o 27/F, Paul Y. Centre,     United Kingdom    Alternate Director, China
                           51 Hung To Road,                                 Strategic Holdings Limited;
                           Kwun Tong,                                      Chairman, China Land Group
                           Kowloon,                                         Limited (formerly known as
                           Hong Kong                                        China CyberPort Limited);
                                                                           Executive Director, Hanny
                                                                            Holdings Limited;
                                                                           Director, Hanny Magnetics
                                                                            (B.V.I.) Limited;
                                                                           Executive Director, ITC
                                                                            Corporation Limited;
                                                                           Director, Famex Investment
                                                                            Limited.

Allan Yap                  c/o 7/F, Paul Y. Centre,      Canada            Vice Chairman, China
                           51 Hung To Road,                                 Strategic Holdings
                           Kwun Tong,                                       Limited;
                           Kowloon,                                        Director, PacificNet.com,
                           Hong Kong                                        Inc.;
                                                                           Director, China
                                                                            Enterprises Limited
                                                                            (formerly known as
                                                                            China Tire
                                                                            e-commerce.com Ltd.);
                                                                          Director, Well Orient
                                                                           Limited;
                                                                          Director, Powervote
                                                                           Technology Limited;
                                                                          Director, Hanny Magnetics
                                                                           (B.V.I.) Limited;
                                                                          Managing Director, Hanny
                                                                           Holdings Limited;
                                                                          Executive Director, ITC
                                                                           Corporation Limited;
                                                                          Vice Chairman, Oxford
                                                                           Properties Group, Inc.;
                                                                          Chairman and Chief
                                                                           Executive Officer, Burcon
                                                                           NutraScience Corporation.

                                  SCHEDULE II

                 Executive Officers and Directors of B2B Ltd.
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Lien Kait Long             c/o 8/F, Paul Y. Centre,      Singapore           Director, B2B Ltd.;
                           51 Hung To Road, Kwun                             Director, China Energy
                           Tong, Kowloon Hong Kong                            Holdings Limited;
                                                                             Director, China
                                                                              Pharmaceutical Industrial
                                                                              Limited;
                                                                             Director, Australia
                                                                              Net.com Limited;
                                                                             Executive Director, China
                                                                              Strategic Holdings Limited;
                                                                             Director, Katmon Limited;
                                                                             Director, Carling
                                                                              International Limited;
                                                                             Director, Favour Leader
                                                                              Limited;
                                                                             Director, Kamthorn Limited;
                                                                             Non-Executive Director,
                                                                              China Development
                                                                              Corporation Limited.

Ho Kin Cheong, Kelvin      c/o 8/F, Paul Y. Centre,      Hong Kong           Director, B2B Ltd.;
                           51 Hung To Road, Kwun                             Director, China Energy
                           Tong, Kowloon Hong Kong                            Holdings Limited;
                                                                             Director, China
                                                                              Pharmaceutical

                                                                              Industrial Limited;
                                                                             Director, Katmon Limited;
                                                                             Director, Carling
                                                                              International Limited;
                                                                             Director, Kamthorn Limited.

                                 SCHEDULE III

       Executive Officers and Directors of Calisan Developments Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre         Australia          Director, Calisan
                           51 Hung To Road                                      Developments Limited;
                           Kwun Tong, Kowloon                                  Director, Oxford
                           Hong Kong                                            Properties Group, Inc.;
                                                                               Director, Burcon
                                                                                NutraScience Corporation;
                                                                               Executive Director, China
                                                                                Land Group Limited
                                                                                (formerly known as China
                                                                                CyberPort Limited);
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Executive Director, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, ITC
                                                                                Corporation Limited;

                                                                               Managing Director, Star
                                                                                East Holdings Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Executive Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Calisan
                           51 Hung To Road,                                     Developments Limited;
                           Kwun Tong,                                          Vice Chairman, China Land
                           Kowloon,                                             Group Limited (formerly
                           Hong Kong                                            known as China CyberPort
                                                                                Limited);
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Calisan
                           51 Hung To Road                                      Developments Limited;
                           Kwun Tong, Kowloon                                  Alternate Director, China
                           Hong Kong                                            Strategic Holdings
                                                                                Limited;
                                                                               Director, Great Decision

                                                                                Limited;
                                                                               Director, Paul Y. -  ITC
                                                                                Investments Group Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited (formerly known
                                                                                as Downer Group Limited);
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited.

                                  SCHEDULE IV

          Executive Officers and Directors of Great Decision Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Great Decision
                           51 Hung To Road                                      Limited;
                           Kwun Tong, Kowloon                                  Director, Calisan
                           Hong Kong                                            Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited (formerly known
                                                                                as Downer Group Limited);
                                                                               Alternate Director,

                                                                                China Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                                Director, New World
                                                                               CyberBase Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre         United Kingdom     Director, Great Decision
                           51 Hung To Road                                      Limited;
                           Kwun Tong, Kowloon                                  Vice Chairman, China Land
                           Hong Kong                                            Group Limited (formerly
                                                                                known as China CyberPort
                                                                                Limited);
                                                                               Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Managing Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre         Australia          Director, Great Decision
                           51 Hung To Road                                      Limited;
                           Kwun Tong, Kowloon                                  Director, Oxford
                           Hong Kong                                            Properties Group, Inc.;
                                                                               Director, Burcon
                                                                                NutraScience Corporation;
                                                                                Executive Director, China
                                                                                Land Group Limited
                                                                                (formerly known as China
                                                                                CyberPort Limited);

                                                                               Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, ITC
                                                                                Corporation Limited;
                                                                               Managing Director, Star
                                                                                East Holdings Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Executive Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited.

                                  SCHEDULE V

  Executive Officers and Directors of Paul Y. - ITC Investments Group Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Calisan
                           51 Hung To Road,                                     Developments Limited;
                           Kwun Tong,                                          Vice Chairman, China Land
                           Kowloon,                                             Group Limited (formerly
                           Hong Kong                                            known as China CyberPort
                                                                                Limited);
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group

                                                                                Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Paul Y. - ITC
                           51 Hung To Road                                      Investments Group Limited;
                           Kwun Tong, Kowloon                                  Director, Calisan
                           Hong Kong                                            Developments Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited (formerly known
                                                                                as Downer Group Limited);
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited.

Chau Mei Wah, Rosanna      c/o 31/F, Paul Y. Centre,        Australia          Director, Paul Y. - ITC
                           51 Hung To Road,                                     Investments Group Limited;
                           Kwun Tong,                                          Director, Oxford
                           Kowloon,                                             Properties Group, Inc.;
                           Hong Kong                                           Director, Burcon
                                                                                NutraScience Corporation;
                                                                               Executive Director, China
                                                                                Land Group Limited
                                                                                (formerly known as China

                                                                                CyberPort Limited);
                                                                               Director, Calisan
                                                                                Developments Limited;
                                                                                Director, Great Decision
                                                                                Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Executive Director, Paul
                                                                                Y. - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Managing Director, ITC
                                                                                Corporation Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Managing Director, Star
                                                                                East Holdings Limited;
                                                                               Executive Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited.

                                  SCHEDULE VI

Executive Officers and Directors of Paul Y. - ITC Construction Holdings (B.V.I.)
                                    Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,        United Kingdom     Director, Paul Y. - ITC
                           51 Hung To Road,                                     Construction Holdings
                           Kwun Tong,                                           (B.V.I.) Limited;
                           Kowloon,                                            Non-Executive Director,
                           Hong Kong                                            Downer EDI Limited
                                                                                (formerly known as Downer
                                                                                Group Limited);
                                                                               Chairman, China
                                                                                Enterprises Limited
                                                                                (formerly known as China
                                                                                Tire e-commerce.com Ltd.);
                                                                               Chairman, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Chairman, Hanny Holdings
                                                                                Limited;
                                                                               Chairman, ITC Corporation
                                                                                Limited;
                                                                               Director, Galaxyway
                                                                                Investments Limited;
                                                                               Director, Chinaview
                                                                                International Limited;

                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Chairman and Chief
                                                                               Executive Officer, China
                                                                                Strategic Holdings
                                                                                Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Paul Y. - ITC
                           51 Hung To Road                                      Construction Holdings
                           Kwun Tong, Kowloon                                   (B.V.I.) Limited;
                           Hong Kong                                           Director, Calisan
                                                                                Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Director, Hollyfield
                                                                                Group Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation Limited;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited (formerly known
                                                                                as Downer Group Limited);
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited;
                                                                               Director, New World
                                                                                CyberBase Limited.

Fok Kin Ning, Canning       c/o 22/F, Hutchison House,          Australia       Director, Paul Y. - ITC
                            10 Harcourt Road,                                    Construction Holdings
                            Hong Kong                                            (B.V.I.) Limited;
                                                                                Non-Executive Director,
                                                                                 Paul Y. - ITC
                                                                                 Construction Holdings
                                                                                 Limited;
                                                                                Non-Executive Director,
                                                                                 Hanny Holdings Limited;
                                                                                Group Managing Director,
                                                                                 Hutchison Whampoa Limited;
                                                                                Deputy Chairman, Cheung
                                                                                 Kong Infrastructure
                                                                                 Holdings Limited;
                                                                                Deputy Chairman, Hongkong
                                                                                 Electric Holdings Limited;
                                                                                Non-Executive Director,
                                                                                 Downer EDI Limited
                                                                                 (formerly known as Downer
                                                                                 Group Limited);
                                                                                Executive Director,
                                                                                 Cheung Kong (Holdings)
                                                                                 Limited;

Chan Fut Yan                c/o 31/F, Paul Y. Centre,           United Kingdom  Director, Paul Y. - ITC
                            51 Hung To Road,                                     Construction Holdings
                            Kwun Tong,                                           (B.V.I.) Limited;
                            Kowloon,                                            Vice Chairman, China Land
                            Hong Kong                                            Group Limited (formerly
                                                                                 known as China CyberPort
                                                                                 Limited);
                                                                                Director, Calisan
                                                                                 Developments Limited;
                                                                                Director, Great Decision
                                                                                 Limited;
                                                                                Managing Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                                Director, Hollyfield
                                                                                 Group Limited;
                                                                                Director, Famex

                                                                                 Investment Limited;
                                                                                Executive Director, ITC
                                                                                 Corporation Limited;
                                                                                Director, ITC Investment
                                                                                 Holdings Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Investments Group Limited.

George Colin Magnus        c/o 7/F, Cheung Kong              United Kingdom     Director, Paul Y. - ITC
                           Centre, 2 Queen's Road,                               Construction Holdings
                           Central, Hong Kong                                    (B.V.I.) Limited;
                                                                                Non-Executive Director,
                                                                                 Paul Y. - ITC
                                                                                 Construction Holdings
                                                                                 Limited;
                                                                                Chairman, Hongkong
                                                                                 Electric Holdings Limited;
                                                                                Deputy Chairman, Cheung
                                                                                 Kong (Holdings) Limited;
                                                                                Deputy Chairman, Cheung
                                                                                 Kong Infrastructure
                                                                                 Holdings Limited;
                                                                                Executive Director,
                                                                                 Hutchison Whampoa Limited.

Chau Mei Wah, Rosanna         c/o 31/F, Paul Y. Centre,         Australia       Director, Paul Y. - ITC
                              51 Hung To Road,                                   Construction Holdings
                              Kwun Tong,                                         (B.V.I.) Limited;
                              Kowloon,                                          Director, Oxford
                              Hong Kong                                          Properties Group, Inc.;
                                                                                Director, Burcon
                                                                                 NutraScience Corporation;
                                                                                Executive Director, China
                                                                                 Land Group Limited
                                                                                 (formerly known as China
                                                                                 CyberPort Limited);
                                                                                Director, Calisan
                                                                                 Developments Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Investments Group

                                                                                 Limited;
                                                                                Director, Great Decision
                                                                                 Limited;
                                                                                Executive Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                                Director, Hollyfield
                                                                                 Group Limited;
                                                                                Managing Director, ITC
                                                                                 Corporation Limited;
                                                                                Managing Director, Star
                                                                                 East Holdings Limited;
                                                                                Director, Mankar Assets
                                                                                 Limited;
                                                                                Director, Famex
                                                                                 Investment Limited;
                                                                                Executive Director, China
                                                                                 Strategic Holdings
                                                                                 Limited;
                                                                                Director, ITC Investment
                                                                                 Holdings Limited.

                                 SCHEDULE VII

Executive Officers and Directors of Paul Y. - ITC Construction Holdings Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Chairman, Paul Y. - ITC
                            51 Hung To Road,                                   Construction Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Non-Executive Director,
                            Hong Kong                                          Downer EDI Limited
                                                                               (formerly known as Downer
                                                                               Group Limited);
                                                                              Chairman, China
                                                                               Enterprises Limited
                                                                               (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex

                                                                               Investment Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                               Strategic Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Deputy Chairman, Paul Y. -
                            51 Hung To Road,                                   ITC Construction Holdings
                            Kwun Tong,                                         Limited;
                            Kowloon,                                          Director, Calisan
                            Hong Kong                                          Developments Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited (formerly known as
                                                                               Downer Group Limited);
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Managing Director, Paul Y.
                            51 Hung To Road,                                   - ITC Construction
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Vice Chairman, China Land
                            Hong Kong                                          Group Limited (formerly
                                                                               known as China CyberPort
                                                                               Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;

                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Executive Director, Paul
                            51 Hung To Road,                                   Y. - ITC Construction
                            Kwun Tong,                                         Holdings Limited;
                            Kowloon,                                          Director, Oxford
                            Hong Kong                                          Properties Group, Inc.;
                                                                              Director, Burcon
                                                                               NutraScience Corporation;
                                                                              Executive Director, China
                                                                               Land Group Limited
                                                                               (formerly known as China
                                                                               CyberPort Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Managing Director, ITC
                                                                               Corporation Limited;
                                                                              Managing Director, Star
                                                                               East Holdings Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Director, Famex

                                                                               Investment Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

George Colin Magnus         c/o 7/F, Cheung Kong Centre,   United Kingdom     Non-Executive Director,
                            2 Queen's Road, Central,                           Paul Y. - ITC Construction
                            Hong Kong                                          Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hongkong
                                                                               Electric Holdings Limited;
                                                                              Deputy Chairman, Cheung
                                                                               Kong (Holdings) Limited;
                                                                              Deputy Chairman, Cheung
                                                                               Kong Infrastructure
                                                                               Holdings Limited;
                                                                              Executive Director,
                                                                               Hutchison Whampoa Limited.

Fok Kin Ning, Canning       c/o 22/F, Hutchison House,     Australia          Non-Executive Director,
                            10 Harcourt Road,                                  Paul Y. - ITC Construction
                            Hong Kong                                          Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Non-Executive Director,
                                                                               Hanny Holdings Limited;
                                                                              Group Managing Director,
                                                                               Hutchison Whampoa Limited;
                                                                              Deputy Chairman, Cheung
                                                                               Kong Infrastructure
                                                                               Holdings Limited;
                                                                              Deputy Chairman, Hongkong
                                                                               Electric Holdings Limited;
                                                                              Non-Executive Director,

                                                                              Downer EDI Limited
                                                                               (formerly known as Downer
                                                                               Group Limited);
                                                                              Executive Director, Cheung
                                                                               Kong (Holdings) Limited;

Ip Tak Chuen, Edmond        c/o 8/F, Cheung Kong Centre,   United Kingdom     Non-Executive Director,
                            2 Queen's Road, Central,                           Paul Y. - ITC Construction
                            Hong Kong                                          Holdings Limited;
                                                                              Non-Executive Director,
                                                                               Hanny Holdings Limited;
                                                                              Executive Director, Cheung
                                                                               Kong (Holdings) Limited;
                                                                              Executive Director, Cheung
                                                                               Kong Infrastructure
                                                                               Holdings Limited;
                                                                              Non-Executive Director,
                                                                               tom.com limited.

Wong Kam Cheong, Stanley    39/F, New World Tower 1        China              Non-Executive Director,
                            18 Queen's Road Central                            Paul Y. - ITC Construction
                            Hong Kong                                          Holdings Limited;
                                                                              Executive Director, Asean
                                                                               Resources Holdings Limited.

Cheung Ting Kau, Vincent    c/o 15/F, Alexandra House,     United Kingdom     Independent Non-Executive
                            16-20 Chater Road,                                 Director, Paul Y. - ITC
                            Central, Hong Kong                                 Construction Holdings
                                                                               Limited;
                                                                              Executive Director, Global
                                                                               Food Culture Group Limited;
                                                                              Non-Executive Director,
                                                                               Gold Peak Industries
                                                                               (Holdings) Limited;
                                                                              Non-Executive Director,
                                                                               Techtronic Industries
                                                                               Company Limited;
                                                                              Independent Non-Executive
                                                                               Director,

                                                                               Datatronic Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, STAREASTnet.com
                                                                               Corporation.

Kwok Shiu Keung, Ernest     c/o Room 1006,                 Australia          Independent Non- Executive
                            Wing On Centre,                                    Director, Paul Y. - ITC
                            111 Connaught Road Central,                        Construction Holdings
                            Hong Kong                                          Limited.

                                 SCHEDULE VIII

          Executive Officers and Directors of Hollyfield Group Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.


                                                                               Principal Business or
                                                                               Present Principal
                                                                               Occupation or Employment
                                                                               and, if Applicable, the
                                                                               Name, Principal Business
                                                                               Address of Any
                                                                               Corporation or Other
                                                                               Organization in Which
                                                                               Said Employment is
Name and Title             Business Address                 Citizenship        Conducted.
Chan Kwok Keung, Charles   c/o 33/F, Paul Y. Centre,        United Kingdom     Director, Hollyfield
                           51 Hung To Road,                                     Group Limited;
                           Kwun Tong,                                          Non-Executive Director,
                           Kowloon,                                             Downer EDI Limited
                           Hong Kong                                            (formerly known as Downer
                                                                                Group Limited);
                                                                               Chairman, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                Limited;
                                                                               Chairman, China
                                                                                Enterprises Limited
                                                                                (formerly known as China
                                                                                Tire e-commerce.com Ltd.);
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Chairman, Hanny Holdings
                                                                                Limited;
                                                                               Chairman, ITC Corporation
                                                                                Limited;
                                                                               Director, Galaxyway
                                                                                Investments Limited;
                                                                               Director, Chinaview
                                                                                International Limited;
                                                                               Director, Famex

                                                                                Investment Limited;
                                                                               Chairman and Chief
                                                                                Executive Officer, China
                                                                                Strategic Holdings
                                                                                Limited.

Lau Ko Yuen, Tom           c/o 31/F, Paul Y. Centre         United Kingdom     Director, Hollyfield
                           51 Hung To Road                                      Group Limited;
                           Kwun Tong, Kowloon                                  Director, Calisan
                           Hong Kong                                            Developments Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Construction Holdings
                                                                                (B.V.I.) Limited;
                                                                               Director, Paul Y. - ITC
                                                                                Investments Group Limited;
                                                                               Director, Great Decision
                                                                                Limited;
                                                                               Deputy Chairman, Paul Y.
                                                                                - ITC Construction
                                                                                Holdings Limited;
                                                                               Deputy Chairman, ITC
                                                                                Corporation;
                                                                               Director, Famex
                                                                                Investment Limited;
                                                                               Director, Mankar Assets
                                                                                Limited;
                                                                               Chairman, Downer EDI
                                                                                Limited (formerly known
                                                                                as Downer Group Limited);
                                                                               Alternate Director, China
                                                                                Strategic Holdings
                                                                                Limited;
                                                                               Director, New World
                                                                                CyberBase Limited;
                                                                               Director, ITC Investment
                                                                                Holdings Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,        United Kingdom     Director, Hollyfield
                           51 Hung To Road,                                     Group Limited;
                           Kwun Tong,                                          Vice Chairman, China Land
                           Kowloon,                                             Group Limited (formerly
                           Hong Kong                                            known as China CyberPort
                                                                                Limited);
                                                                               Director, Calisan

                                                                                 Developments Limited;
                                                                                Managing Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Construction Holdings
                                                                                 (B.V.I.) Limited;
                                                                                Director, Great Decision
                                                                                 Limited;
                                                                                Director, Famex
                                                                                 Investment Limited;
                                                                                Executive Director, ITC
                                                                                 Corporation Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Investments Group Limited;
                                                                                Director, ITC Investment
                                                                                 Holdings Limited.

Chau Mei Wah, Rosanna         c/o 31/F, Paul Y. Centre,         Australia       Director, Hollyfield
                              51 Hung To Road,                                   Group Limited;
                              Kwun Tong,                                        Director, Oxford
                              Kowloon,                                           Properties Group, Inc.;
                              Hong Kong                                         Director, Burcon
                                                                                 NutraScience Corporation;
                                                                                Executive Director, China
                                                                                 Land Group Limited
                                                                                 (formerly known as China
                                                                                 CyberPort Limited);
                                                                                Director, Calisan
                                                                                 Developments Limited;
                                                                                Executive Director, Paul
                                                                                 Y. - ITC Construction
                                                                                 Holdings Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Construction Holdings
                                                                                 (B.V.I.) Limited;
                                                                                Director, Paul Y. - ITC
                                                                                 Investments Group Limited;
                                                                                Director, Great Decision
                                                                                 Limited;
                                                                                Managing Director, ITC
                                                                                 Corporation Limited;

                                                                                Managing Director, Star
                                                                                 East Holdings Limited;
                                                                                Director, Mankar Assets
                                                                                 Limited;
                                                                                Director, Famex
                                                                                 Investment Limited;
                                                                                Director, ITC Investment
                                                                                 Holdings Limited;
                                                                               Executive Director, China
                                                                                 Strategic Holdings
                                                                                 Limited.

                                  SCHEDULE IX

            Executive Officers and Directors of Well Orient Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                             Principal Business or
                                                                             Present Principal
                                                                             Occupation or Employment
                                                                             and, if Applicable, the
                                                                             Name, Principal Business
                                                                             Address of Any Corporation
                                                                             or Other Organization in
                                                                             Which Said Employment is
Name and Title             Business Address              Citizenship         Conducted.
Allan Yap                  c/o 7/F, Paul Y. Centre,      Canada              Director, Well Orient
                           51 Hung To Road,                                   Limited;
                           Kwun Tong,                                        Director, China
                           Kowloon,                                           Enterprises Limited
                           Hong Kong                                          (formerly known as China
                                                                              Tire e-commerce.com Ltd.);
                                                                             Director, Powervote
                                                                              Technology Limited;
                                                                             Director, Hanny Magnetics
                                                                              (B.V.I.) Limited;
                                                                             Managing Director, Hanny
                                                                              Holdings Limited;
                                                                             Executive Director, ITC
                                                                              Corporation Limited;
                                                                             Vice Chairman, Oxford
                                                                              Properties Group, Inc.;
                                                                             Chairman and Chief
                                                                              Executive Officer, Burcon
                                                                              NutraScience Corporation;

                                                                 Vice Chairman, China
                                                                  Strategic Holdings
                                                                  Limited;
                                                                 Director, PacificNet.ocn,
                                                                  Inc.

Richard, Siu Tsuen     c/o 8/F, Paul Y. Centre,    Hong Kong     Director, Well Orient
Lui                    51 Hung To Road,                           Limited;
                       Kwun Tong,                                Director, Powervote
                       Kowloon,                                   Technology Limited;
                       Hong Kong                                 Director, Hanny
                                                                  Magnetics (B.V.I.)
                                                                  Limited;
                                                                 Chief Financial Officer,
                                                                  Hanny Holdings
                                                                  Limited;
                                                                 Non-Executive Director,
                                                                  China Development
                                                                  Corporation Limited;
                                                                 Alternate Director, China
                                                                  Strategic Holdings
                                                                  Limited.

                                  SCHEDULE X

       Executive Officers and Directors of Powervote Technology Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                Principal Business or
                                                                Present Principal
                                                                Occupation or Employment
                                                                and, if Applicable, the
                                                                Name, Principal Business
                                                                Address of Any Corporation
                                                                or Other Organization in
                                                                Which Said Employment is
Name and Title       Business Address            Citizenship    Conducted.
Allan Yap            c/o 7/F, Paul Y. Centre,    Canada         Director, Powervote
                     51 Hung To Road,                            Technology Limited;
                     Kwun Tong,                                 Director, China
                     Kowloon,                                    Enterpirses Limited
                     Hong Kong                                   (formerly known as China
                                                                 Tire e-commerce.com Ltd.);
                                                                Director, Well Orient
                                                                 Limited;
                                                                Director, Hanny Magnetics
                                                                 (B.V.I.) Limited;
                                                                Managing Director, Hanny
                                                                 Holdings Limited;
                                                                Executive Director, ITC
                                                                 Corporation Limited;
                                                                Vice Chairman, Oxford
                                                                 Properties Group, Inc.;
                                                                Chairman and Chief
                                                                 Executive Officer, Burcon
                                                                 NutraScience Corporation;
                                                                Vice Chairman, China
                                                                 Strategic Holdings Limited;
                                                                Director, PacificNet.com,
                                                                Inc.

Richard, Siu Tsuen Lui     c/o 8/F, Paul Y. Centre,      Hong Kong      Director, Powervote
                           51 Hung To Road,                              Technology Limited;
                           Kwun Tong,                                   Director, Well Orient
                           Kowloon,                                      Limited;
                           Hong Kong                                    Director, Hanny Magnetics
                                                                         (B.V.I.) Limited;
                                                                        Chief Financial Officer,
                                                                         Hanny Holdings Limited;
                                                                        Non-Executive Director,
                                                                         China Development
                                                                         Corporation Limited;
                                                                        Alternate Director, China
                                                                         Strategic Holdings Limited.

                                  SCHEDULE XI

     Executive Officers and Directors of Hanny Magnetics (B.V.I.) Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                   Principal Business or
                                                                   Present Principal
                                                                   Occupation or
                                                                   Employment and, if
                                                                   Applicable, the Name,
                                                                   Principal Business
                                                                   Address of Any
                                                                   Corporation or Other
                                                                   Organization in Which
                                                                   Said Employment is
Name and Title      Business Address            Citizenship        Conducted.
Allan Yap           c/o 7/F, Paul Y. Centre,    Canada             Director, Well Orient
                    51 Hung To Road,                                Limited;
                    Kwun Tong,                                     Director, China
                    Kowloon,                                        Enterprises Limited
                    Hong Kong                                       (formerly known as
                                                                    China Tire
                                                                    e-commerce.com
                                                                   Ltd.);
                                                                   Director, Powervote
                                                                    Technology Limited;
                                                                   Director, Hanny
                                                                    Magnetics (B.V.I.)
                                                                    Limited;
                                                                   Managing Director,
                                                                    Hanny Holdings
                                                                    Limited;
                                                                   Executive Director, ITC
                                                                    Corporation Limited;
                                                                   Vice Chairman, Oxford
                                                                    Properties Group, Inc.;
                                                                   Chairman and Chief
                                                                    Executive Officer,
                                                                    Burcon NutraScience
                                                                    Corporation;
                                                                   Vice Chairman, China
                                                                    Strategic Holdings
                                                                    Limited;

                                                                               Director,
                                                                                PacificNet.com, Inc.

Chan Kwok Hung             c/o 27/F, Paul Y. Centre,        United             Director, Hanny
                           51 Hung To Road,                 Kingdom             Magnetics (B.V.I.)
                           Kwun Tong,                                           Limited;
                           Kowloon,                                            Chairman, China Land
                           Hong Kong                                            Group Limited
                                                                                (formerly known as
                                                                                China CyberPort
                                                                                Limited);
                                                                               Executive Director,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                               Executive Director, ITC
                                                                                Corporation Limited;
                                                                               Alternate Director,
                                                                                China Strategic
                                                                                Holdings Limited;
                                                                               Director, Famex
                                                                                Investment Limited.

Richard, Siu Tsuen         c/o 8/F, Paul Y. Centre,         Hong Kong          Director, Hanny
Lui                        51 Hung To Road,                                     Magnetics (B.V.I.)
                           Kwun Tong,                                           Limited;
                           Kowloon,                                            Director, Powervote
                           Hong Kong                                            Technology Limited;
                                                                               Director, Well Orient
                                                                                Limited;
                                                                               Chief Financial Officer,
                                                                                Hanny Holdings
                                                                                Limited;
                                                                               Non-Executive Director,
                                                                                China Development
                                                                                Corporation Limited;
                                                                               Alternate Director,
                                                                                China Strategic
                                                                                Holdings Limited.

                                 SCHEDULE XII

          Executive Officers and Directors of Hanny Holdings Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or
                                                                              Employment and, if
                                                                              Applicable, the Name,
                                                                              Principal Business
                                                                              Address of Any
                                                                              Corporation or Other
                                                                              Organization in Which
                                                                              Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Richard, Siu Tsuen          c/o 8/F, Paul Y. Centre,       Hong Kong          Chief Financial Officer,
Lui                         51 Hung To Road,                                   Hanny Holdings Limited;
                            Kwun Tong,                                        Director, Hanny Magnetics
                            Kowloon,                                           (B.V.I.) Limited;
                            Hong Kong                                         Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Well Orient
                                                                               Limited;
                                                                              Non-Executive Director,
                                                                               China Development
                                                                               Corporation Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited.

Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited
                            Hong Kong                                          (formerly known as Downer
                                                                               Group Limited);
                                                                              Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited

                                                                               (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                               Strategic Holdings Limited.

Allan Yap                   c/o 7/F, Paul Y. Centre,       Canada             Director, Well Orient
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, China
                            Kowloon,                                           Enterprises Limited
                            Hong Kong                                          (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Hanny Magnetics
                                                                               (B.V.I.) Limited;
                                                                              Managing Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Vice Chairman, Oxford
                                                                               Properties Group, Inc.;
                                                                              Chairman and Chief
                                                                               Executive Officer, Burcon
                                                                               NutraScience Corporation;
                                                                              Vice Chairman, China
                                                                               Strategic Holdings Limited;
                                                                              Director, PacificNet.com,
                                                                               Inc.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,      United Kingdom     Director, Hanny Magnetics
                            51 Hung To Road,                                   (B.V.I.) Limited;
                            Kwun Tong,                                        Chairman, China Land Group
                            Kowloon,                                           Limited (formerly known as
                            Hong Kong                                          China CyberPort Limited);
                                                                              Executive Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, Famex Investment
                                                                               Limited.

Cheung Kwok Wah  Ken        c/o 7/F,                       United Kingdom     Executive Director, Hanny
                            Sing Pao Building,                                 Holdings Limited;
                            101 King's Road,                                  Executive Director, ITC
                            North Point,                                       Corporation Limited.
                            Hong Kong


Yuen Tin Fan Francis        c/o 41/F, Hong Kong Telecom    United Kingdom     Independent Non-
                            Tower, Taikoo Place, Quarry                        Executive Director,
                            Bay,                                               Hanny Holdings
                            Hong Kong                                          Limited.

Fok Kin Ning Canning        c/o 22/F, Hutchison House,     Australia          Non-Executive Director,
                            10 Harcourt Road,                                  Paul Y. - ITC
                            Hong Kong                                          Construction Holdings
                                                                               Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Non-Executive Director,
                                                                               Hanny Holdings Limited;
                                                                              Group Managing Director,
                                                                               Hutchison Whampoa
                                                                               Limited;
                                                                              Deputy Chairman, Cheung
                                                                               Kong Infrastructure
                                                                               Holdings Limited;
                                                                              Deputy Chairman,
                                                                               Hongkong Electric

                                                                               Holdings Limited;
                                                                              Non-Executive Director,
                                                                               Downer EDI Limited
                                                                               (formerly known as
                                                                               Downer Group Limited);
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               (Holdings) Limited;

Ip Tak Chuen, Edmond        c/o 8/F, Cheung Kong Centre,   United Kingdom     Non-Executive Director,
                            2 Queen's Road Central, Hong                       Hanny Holdings Limited;
                            Kong                                              Non-Executive Director,
                                                                               Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                               (Holdings) Limited;
                                                                              Executive Director,
                                                                               Cheung Kong
                                                                              Infrastructure Holdings
                                                                               Limited;
                                                                              Non-Executive Director,
                                                                               tom.com limited.

Cheung Hon Kit              c/o 27/F, Paul Y. Centre,      Hong Kong          Non-Executive Director,
                            51 Hung To Road,                                   Hanny Holdings Limited;
                            Kwun Tong,                                        Executive Director, ITC
                            Kowloon,                                           Corporation Limited;
                            Hong Kong                                         Executive Director, Asean
                                                                               Resources Holdings
                                                                               Limited;
                                                                              Independent Non-Executive
                                                                               Director, Panva Gas
                                                                               Holdings Limited;
                                                                              Director, hkcyber.com
                                                                               (Holdings) Limited;
                                                                              Executive Vice Chairman,
                                                                               China Land Group Limited
                                                                               (formerly known as China
                                                                               CyberPort Limited).

Ma Si Hang, Frederick       c/o 42/F, PCCW Tower,          Canada             Independent Non-
                            Taikoo Place,                                      Executive Director,
                            Quarry Bay,                                        Hanny Holdings

                            Hong Kong                                          Limited;
                                                                              Executive Director and
                                                                               member of Executive
                                                                               Committee of Pacific
                                                                               Century CyberWorks
                                                                               Limited.

Tsang Link Carl, Brian      c/o 9/F, The Bank of East      Hong Kong          Independent Non-Executive
                            Asia Building, 10 Des Voeux                        Director, Hanny Holdings
                            Road, Central,                                     Limited;
                            Hong Kong                                         Partner, Iu, Lai & Li,
                                                                               Solicitors and Notaries.

Dorothy Law                 c/o 7/F, Paul Y. Centre,       Canada             Corporate Counsel, Hanny
                            51 Hung To Road,                                   Holdings Limited;
                            Kwun Tong,                                        Director, China
                            Kowloon,                                           Enterprises Limited
                            Hong Kong                                          (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director and Vice
                                                                               President, Legal and
                                                                               Corporate Secretary,
                                                                               Burcon NutraScience
                                                                               Corporation.

                                 SCHEDULE XIII

         Executive Officers and Directors of Famex Investment Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited
                            Hong Kong                                          (formerly known as Downer
                                                                               Group Limited);
                                                                              Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited
                                                                               (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;

                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                               Strategic Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Vice Chairman, China Land
                            Kowloon,                                           Group Limited (formerly
                            Hong Kong                                          known as China CyberPort
                                                                               Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, Paul Y.
                                                                               - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                               ITC Construction Holdings
                                                                               Limited;

                                                                              Deputy Chairman, ITC
                                                                               Corporation;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited (formerly known as
                                                                               Downer Group Limited);
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Director, Famex Investment
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Oxford
                            Kowloon,                                           Properties Group, Inc.;
                            Hong Kong                                         Director, Burcon
                                                                               NutraScience Corporation;
                                                                              Executive Director, China
                                                                               Land Group Limited
                                                                               (formerly known as China
                                                                               CyberPort Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, ITC
                                                                               Corporation Limited;
                                                                              Managing Director, Star
                                                                               East Holdings Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;

                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited.

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,      United Kingdom     Director, Hanny Magnetics
                            51 Hung To Road,                                   (B.V.I.) Limited;
                            Kwun Tong,                                        Chairman, China Land Group
                            Kowloon,                                           Limited (formerly known as
                            Hong Kong                                          China CyberPort Limited);
                                                                              Executive Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, Famex Investment
                                                                               Limited.

                                  SCHEDULE XIV

           Executive Officers and Directors of Mankar Assets Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                               ITC Construction Holdings
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited (formerly known as
                                                                               Downer Group Limited);
                                                                              Alternate Director, China

                                                                               Strategic Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Director, Mankar Assets
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Oxford
                            Kowloon,                                           Properties Group, Inc.;
                            Hong Kong                                         Director, Burcon
                                                                               NutraScience Corporation;
                                                                              Executive Director, China
                                                                               Land Group Limited
                                                                               (formerly known as China
                                                                               CyberPort Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, ITC
                                                                               Corporation Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Managing Director, Star
                                                                               East Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited.

                                  SCHEDULE XV

          Executive Officers and Directors of ITC Corporation Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited
                            Hong Kong                                          (formerly known as Downer
                                                                               Group Limited);
                                                                              Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited
                                                                               (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex

                                                                               Investment Limited;
                                                                              Chairman and Chief
                                                                               Executive Officer, China
                                                                               Strategic Holdings Limited

Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                               ITC Construction Holdings
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited (formerly known as
                                                                               Downer Group Limited);
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chan Fut Yan                c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Vice Chairman, China Land
                            Kowloon,                                           Group Limited (formerly
                            Hong Kong                                          known as China CyberPort
                                                                               Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, Paul

                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                               Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Managing Director, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong,                                        Director, Oxford
                            Kowloon,                                           Properties Group, Inc.;
                            Hong Kong                                         Director, Burcon
                                                                               NutraScience Corporation;
                                                                              Executive Director, China
                                                                               Land Group Limited
                                                                               (formerly known as China
                                                                               CyberPort Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Managing Director, Star

                                                                               East Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited.

Cheung Kwok Wah, Ken        c/o 7/F,                       United Kingdom     Executive Director, ITC
                            Sing Pao Building                                  Corporation Limited;
                            101 King's Road,                                  Executive Director, Hanny
                            North Point,                                       Holdings Limited;
                            Hong Kong

Chan Kwok Hung              c/o 27/F, Paul Y. Centre,      United Kingdom     Director, Hanny Magnetics
                            51 Hung To Road,                                   (B.V.I.) Limited;
                            Kwun Tong,                                        Chairman, China Land Group
                            Kowloon,                                           Limited (formerly known as
                            Hong Kong                                         China CyberPort Limited);
                                                                               Executive Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;
                                                                              Alternate Director, China
                                                                               Strategic Holdings Limited;
                                                                              Director, Famex Investment
                                                                               Limited.

Allan Yap                   c/o 7/F, Paul Y. Centre,       Canada             Director, Well Orient
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, China
                            Kowloon,                                           Enterprises Limited
                            Hong Kong                                          (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Powervote
                                                                               Technology Limited;
                                                                              Director, Hanny Magnetics
                                                                               (B.V.I.) Limited;
                                                                              Managing Director, Hanny
                                                                               Holdings Limited;
                                                                              Executive Director, ITC
                                                                               Corporation Limited;

                                                                              Vice Chairman, Oxford
                                                                               Properties Group, Inc.;
                                                                              Chairman and Chief
                                                                               Executive Officer, Burcon
                                                                               NutraScience Corporation;
                                                                              Vice Chairman, China
                                                                               Strategic Holdings Limited;
                                                                              Director, PacificNet.com,
                                                                               Inc.

Wong Kun To                 c/o 29/F, Paul Y. Centre,      Canada             Executive Director, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong,                                        Executive Director, Star
                            Kowloon,                                           East Holdings Limited;
                            Hong Kong                                         Executive Director,
                                                                               STAREASTnet.com
                                                                               Corporation.

Lam Shan                    c/o 27/F, Paul Y. Centre,      China              Executive Director, ITC
                            51 Hung To Road,                                   Corporation Limited;
                            Kwun Tong,                                        Managing Director, China
                            Kowloon,                                           division of China Land
                            Hong Kong                                          Group Limited (formerly
                                                                               known as China CyberPort
                                                                               Limited);

Dominic Lai                 c/o 9/F and 15/F,              China              Independent Non-Executive
                            The Bank of East Asia                              Director, ITC Corporation
                            Building, 10 Des Voeux Road,                       Limited;
                            Central, Hong Kong                                Senior Partner, Iu, Lai &
                                                                               Li, Solicitors and
                                                                               Notaries.

Cheung Hon Kit              c/o 27/F, Paul Y. Centre,      Hong Kong          Non-Executive Director,
                            51 Hung To Road,                                   Hanny Holdings Limited;
                            Kwun Tong,                                        Executive Director, ITC
                            Kowloon,                                           Corporation Limited;
                            Hong Kong                                         Executive Director, Asean
                                                                               Resources Holdings Limited;
                                                                              Independent Non-Executive
                                                                               Director, Panva Gas
                                                                               Holdings Limited;
                                                                              Director, hkcyber.com

                                                        (Holdings) Limited;
                                                       Executive Vice Chairman,
                                                        China Land Group Limited
                                                        (formerly known as China
                                                        CyberPort Limited).

                                 SCHEDULE XVI

       Executive Officers and Directors of Galaxyway Investments Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited
                            Hong Kong                                          (formerly known as Downer
                                                                               Group Limited);
                                                                              Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited
                                                                               (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview

                                                      International Limited;
                                                     Director, Famex Investment
                                                      Limited;
                                                     Chairman and Chief
                                                      Executive Officer, China
                                                      Strategic Holdings Limited

                                 SCHEDULE XVII

      Executive Officers and Directors of Chinaview International Limited
                             as of August 31, 2001

The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Sole Director:
Chan Kwok Keung, Charles    c/o 33/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Non-Executive Director,
                            Kowloon,                                           Downer EDI Limited
                            Hong Kong                                          (formerly known as Downer
                                                                               Group Limited);
                                                                              Chairman, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               Limited;
                                                                              Chairman, China
                                                                               Enterprises Limited
                                                                               (formerly known as China
                                                                               Tire e-commerce.com Ltd.);
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Chairman, Hanny Holdings
                                                                               Limited;
                                                                              Chairman, ITC Corporation
                                                                               Limited;
                                                                              Director, Galaxyway
                                                                               Investments Limited;
                                                                              Director, Chinaview
                                                                               International Limited;
                                                                              Director, Famex

                                                             Investment Limited;
                                                            Chairman and Chief
                                                             Executive Officer,
                                                             China Strategic
                                                             Holdings Limited.

                                 SCHEDULE XVIII

      Executive Officers and Directors of ITC Investment Holdings Limited
                             as of August 31, 2001


The principal address and business of each corporation or other organization listed below can be found in Item 2 with respect to the reporting persons listed in this Amendment No. 3 or in Schedule XIX for all other corporations or other organizations.

                                                                              Principal Business or
                                                                              Present Principal
                                                                              Occupation or Employment
                                                                              and, if Applicable, the
                                                                              Name, Principal Business
                                                                              Address of Any Corporation
                                                                              or Other Organization in
                                                                              Which Said Employment is
Name and Title              Business Address               Citizenship        Conducted.
Lau Ko Yuen, Tom            c/o 31/F, Paul Y. Centre,      United Kingdom     Director, Hollyfield Group
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Calisan
                            Kowloon,                                           Developments Limited;
                            Hong Kong                                         Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Deputy Chairman, Paul Y. -
                                                                               ITC Construction Holdings
                                                                               Limited;
                                                                              Deputy Chairman, ITC
                                                                               Corporation Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Director, Mankar Assets
                                                                               Limited;
                                                                              Chairman, Downer EDI
                                                                               Limited (formerly known as
                                                                               Downer Group Limited);
                                                                              Alternate Director, China

                                                                               Strategic Holdings Limited;
                                                                              Director, New World
                                                                               CyberBase Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited.

Chau Mei Wah, Rosanna       c/o 31/F, Paul Y. Centre,      Australia          Director, Mankar Assets
                            51 Hung To Road,                                   Limited;
                            Kwun Tong,                                        Director, Oxford
                            Kowloon,                                           Properties Group, Inc.;
                            Hong Kong                                         Director, Burcon
                                                                               NutraScience Corporation;
                                                                              Executive Director, China
                                                                               Land Group Limited
                                                                               (formerly known as China
                                                                               CyberPort Limited);
                                                                              Director, Calisan
                                                                               Developments Limited;
                                                                              Managing Director, ITC
                                                                               Corporation Limited;
                                                                              Director, Hollyfield Group
                                                                               Limited;
                                                                              Executive Director, Paul
                                                                               Y. - ITC Construction
                                                                               Holdings Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Construction Holdings
                                                                               (B.V.I.) Limited;
                                                                              Director, Paul Y. - ITC
                                                                               Investments Group Limited;
                                                                              Director, Great Decision
                                                                               Limited;
                                                                              Director, Famex Investment
                                                                               Limited;
                                                                              Managing Director, Star
                                                                               East Holdings Limited;
                                                                              Director, ITC Investment
                                                                               Holdings Limited;
                                                                              Executive Director, China
                                                                               Strategic Holdings Limited.

Chan Fut Yan               c/o 31/F, Paul Y. Centre,       United Kingdom     Director, Hollyfield Group
                                  51 Hung To Road,                             Limited;
                                     Kwun Tong,                               Vice Chairman, China

                                                    Land Group Limited
          Kowloon,                                  (formerly known as
          Hong Kong                                 China CyberPort
                                                    Limited);
                                                   Director, Calisan
                                                    Developments Limited;
                                                   Managing Director, Paul Y.
                                                    - ITC Construction
                                                    Holdings Limited;
                                                   Director, Paul Y. - ITC
                                                    Construction Holdings
                                                    (B.V.I.) Limited;
                                                   Director, Great Decision
                                                    Limited;
                                                   Director, Famex Investment
                                                    Limited;
                                                   Executive Director, ITC
                                                    Corporation Limited;
                                                   Director, Paul Y. - ITC
                                                    Investments Group Limited;
                                                   Director, ITC Investment
                                                    Holdings Limited.

                                 SCHEDULE XIX

             Principal Business Addresses and Principal Businesses

-----------------------------------------------------------------------------------------------------------------------------
Name                             Principal Business Address                  Principal Business
----                             --------------------------                  ------------------
-----------------------------------------------------------------------------------------------------------------------------
1.  Asean Resources              39/F, New World Tower 1,                    Property development and investment,
Holdings Limited                 18 Queen's Road, Central                    construction, and hotels.
                                 Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
2.  Australia Net.com            8/F, Paul Y. Centre, 51 Hung To Road,       Investment holding.
Limited                          Kwun Tong, Kowloon, Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
3.  Bear, Stearns & Co.,         Three First National Plaza                  Investment banking.
Inc.                             Chicago, IL 60602

-----------------------------------------------------------------------------------------------------------------------------
4.  Burcon NutraScience          1946 West Broadway, Vancouver,              Development of commercial canola
Corporation                      British Columbia, V6J 1Z2, Canada           protein.  Burcon's proprietary
                                                                             extraction process uses canola meal to
                                                                             yield a high quality, cost-effective
                                                                             plant-based protein.
-----------------------------------------------------------------------------------------------------------------------------
5.  Carling                      8/F, Paul Y. Centre, 51 Hung To Road,       Investment holding.
International Limited            Kwun Tong, Kowloon, Hong Kong
-----------------------------------------------------------------------------------------------------------------------------
6.  Cheung Kong                  7th Floor, Cheung Kong Center               Investment holding and project
(Holdings) Limited               2 Queen's Road Central                      management, real estate property
                                 Hong Kong                                   development and investment, real
                                                                             estate agency and management,
                                                                             securities trading, container
                                                                             terminals, retain and manufacturing,
                                                                             telecommunications, infrastructure
                                                                             projects and hotels.

-----------------------------------------------------------------------------------------------------------------------------
7.  Cheung Kong                  12th Floor, Cheung Kong Center              Infrastructure development, investment
Infrastructure Holdings          2 Queen's Road Central                      and management, mainly on power
Limited                          Hong Kong                                   plants, toll roads and toll bridges in
                                                                             China, as well as its infrastructure
                                                                             materials business in cement,
                                                                             concrete, asphalt and aggregates in
                                                                             Hong Kong, China and throughout Asia.

-----------------------------------------------------------------------------------------------------------------------------
8.  China Land Group             27/F, Paul Y. Centre, 51 Hung To            Investment holding with property
Limited (formerly known          Road, Kwun Tong, Kowloon, Hong Kong         interests in trading and development,
as China CyberPort                                                           hotel operation and toll-road
Limited)                                                                     development.

-----------------------------------------------------------------------------------------------------------------------------
9.  China Development            Unit 2301-2, 23/F SUP Tower, 75-83          Investment holding and the provision
Corporation Limited              King's Road, North Point, Hong Kong         of management, financial and
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                 Kong                                        technical services to affiliated companies.
-----------------------------------------------------------------------------------------------------------------------------
10.  China Energy                8/F Paul Y. Centre, 51 Hung To Road,        Investment holding.
Holdings Limited                 Kwun Tong, Kowloon, Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
11.  China                       8/F Paul Y. Centre, 51 Hung To Road,        Investment holding.
Pharmaceutical                   Kwun Tong, Kowloon, Hong Kong
Industrial Limited

-----------------------------------------------------------------------------------------------------------------------------
12.  China Enterprises           8/F Paul Y. Centre, 51 Hung To Road,        Manufactures and sells tires and other
Limited (formerly known          Kwun Tong, Kowloon, Hong Kong               rubber products in both China and
as China Tire                                                                other countries.
e-commerce.com Limited)

-----------------------------------------------------------------------------------------------------------------------------
13.  Datatronic                  15/F North Point Industrial Building,       Design, manufacture and sale of magnetics
Holdings Limited                 499 King's Road                             commonly used in consumer electronics,
                                 North Point Hong Kong                       telecommunication equipment, data
                                                                             processing appliances and other electronics
                                                                             systems for coupling, isolation, filtering,
                                                                             interfacing and timing control applications.

-----------------------------------------------------------------------------------------------------------------------------
14.  Downer EDI Limited          Level 6, NAB House, 255 George              Infrastructure services, contract
(formerly known as               Street, Sydney, NSW 2000                    drilling, contract mining, civil
Downer Group Limited)                                                        engineering and rail services.

-----------------------------------------------------------------------------------------------------------------------------
15.  Favour Leader               8/F Paul Y. Centre, 51 Hung To Road,        Investment holding.
Limited                          Kwun Tong, Kowloon, Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
16.  Global Food Culture         23rd Floor, Emperor Group Centre            Operation of restaurants in Asia.
Group Limited                    288 Hennessey Road
                                 Wanchai, Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
17.  Gold Peak Industries        8/F Gold Peak Building                      Manufacture and sale of batteries,
(Holdings) Limited               30-34 Kwai Wing Road                        electrical installation products,
                                 Kwai Chung NT                               automotive electronics, cable products,
                                 Hong Kong                                   loud speakers and high precision parts
                                                                             and components.

-----------------------------------------------------------------------------------------------------------------------------
18.  HiNet Holdings Limited      Suites 3910-3911,                           Provision of telecommunication and Internet
                                 Jardine House                               network engineering and related services,
                                 1 Connaught Place Central                   and leasing of fibre-optic network.
                                 Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
19.  Hongkong Electric           Electric Centre, 28 City Garden Road        Holding company with interests in
Holdings Limited                 Hong Kong                                   energy utilities in Hong Kong and
                                                                             elsewhere, engineering consulting, and
                                                                             property development.

-----------------------------------------------------------------------------------------------------------------------------
20.  Hutchison Whampoa           22nd Floor, Hutchison House                 Investment holding company with
Limited                          10 Harcourt Road                            diversified operations in
                                 Hong Kong                                   telecommunications, property, ports,
                                                                             retail and manufacturing, energy and
                                                                             infrastructure.

-----------------------------------------------------------------------------------------------------------------------------
21.  Iu, Lai & Li                9th and 15th Floors,                        Solicitors and Notaries
                                 The Bank of East Asia Bldg.,
                                 10 Des Voeux Road Central
                                 Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
22.  Kamthorn Limited            8/F Paul Y. Centre, 51 Hung To Road,        Investment holding.
                                 Kwun Tong, Kowloon, Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
23.  Katmon Limited              8/F Paul Y. Centre, 51 Hung To Road,        Investment holding.
                                 Kwun Tong, Kowloon, Hong Kong
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                 Kong
-----------------------------------------------------------------------------------------------------------------------------
24.  netalone.com Limited        Units 2305-08, 23/F                         Manufacture and distribution of
                                 Sun Hung Kai Centre                         consumer electronic products, retail
                                 30 Harbour Road, Wanchai                    and distribution of footwear products.
                                 Hong Kong
-----------------------------------------------------------------------------------------------------------------------------
25.  New World CyberBase         37/F New World Tower                        Develop and operate information
Limited                          18 Queen's Road Central                     technology business, research and
                                 Hong Kong                                   development of connectivity services,
                                                                             e-commerce and software development.

-----------------------------------------------------------------------------------------------------------------------------
26.  Pacific Century             39/F, PCCW Tower, Taikoo Place,             Provision of international, local and
CyberWorks Limited               979 King's Road,                            mobile telecommunications service,
                                 Quarry Bay, Hong Kong                       Internet and interactive multimedia
                                                                             services, the sale and rental of
                                                                             telecommunications equipment, and the
                                                                             provision of computer, engineering and
                                                                             other technical services, mainly in
                                                                             Hong Kong; investment in and
                                                                             development of technology-related
                                                                             businesses; and investment in and
                                                                             development of infrastructure and
                                                                             properties in Hong Kong and elsewhere
                                                                             in the PRC.

-----------------------------------------------------------------------------------------------------------------------------
27.  Panva Gas                   Room 2501-2502, Vicwood Plaza               The main activities include the sale
Holdings Limited                 199 Des Voeux Road Central                  of liquefied natural gas in the bulk
                                 Hong Kong                                   and in cylinders, the provision of
                                                                             piped gas, and the sale of liquefied
                                                                             natural gas household appliances.

-----------------------------------------------------------------------------------------------------------------------------
28.  Oxford Properties           Oxford Tower, Suite 1100,                   Management of office space and other
Group, Inc.                      130 Adelaide Street West,                   commercial property.
                                 Toronto, Ontario, M5H 3P5, Canada

-----------------------------------------------------------------------------------------------------------------------------
29.  hkcyber.com (Holdings)      41/F, CEF Life Tower                        A Chinese-Language content provider
Limited                          248 Queen's Road East                       which provides news update, financial
                                 Wanchai, Hong Kong                          news update, fortune telling, horse
                                                                             racing information, leisure, entertainment
                                                                             and sport news. It is also a platform
                                                                             provider, providing an array of community
                                                                             services such as chat rooms and message board.

-----------------------------------------------------------------------------------------------------------------------------
30.  Shougang Concord            7/F First Pacific Bank Centre               Property investment; management and
Grand (Group) Limited            56 Gloucester Road                          development; investment holding and
                                 Wanchai                                     provision of financial services.
                                 Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
31.  Shougang Concord            7/F First Pacific Bank Centre               Manufacturing, sale and trading of
International Enterprises        56 Gloucester Road                          steel products; rebar stockholding
Company Limited                  Wanchai                                     transportation and shipping.
                                 Hong Kong

-----------------------------------------------------------------------------------------------------------------------------
32.  Shougang Concord            Unit 4-9 and 15-18                          Manufacture and sale of telephone
Technology Holdings              10/F Honour Industrial Centre               cords and accessories, power cords,
Limited                          6 Sun Yip Street                            adaptors and electronic products,
                                 Chai Wan Hong Kong                          high precision components for
                                                                             computers, printed circuit boards;
                                                                             freight forwarding and delivery services.

-----------------------------------------------------------------------------------------------------------------------------
33.  STAREASTnet.com             29th Floor, Paul Y. Centre, 51 Hung         Provide multimedia entertainment and
Corporation                      To Road, Kwun Tong, Kowloon, Hong Kong      life-style information to the Chinese
                                                                             community worldwide, produces and
                                                                             distributes original interactive
                                                                             programming through its network of
                                                                             vertically-integrated entertainment
                                                                             portals.

-----------------------------------------------------------------------------------------------------------------------------
34.  Star East Holdings          29th Floor, Paul Y. Centre                  Engaged in entertainment-related
Limited                          51 Hung To Road, Kwun Tong, Kowloon,        business, including the franchising
                                 Hong Kong                                   and operation of "Planet Hollywood"
                                                                             theme restaurants in Asia Pacific and
                                                                             "Star East" entertainment complexes
                                                                             and "Star East" theme cafes worldwide,
                                                                             the trading of merchandise, strategic
                                                                             investment in STAREASTnet.com
                                                                             Corporation (a global Chinese internet
                                                                             content provider on entertainment and
                                                                             life-style information), production of
                                                                             movies, television drama series,
                                                                             documentary and infotainment
                                                                             programmes and property investment and
                                                                             development.

-----------------------------------------------------------------------------------------------------------------------------
35.  Techtronic                  Units B-F, 24/F                             Manufacture and trading of rechargeable
Industries Company               CDW Building                                power tools, floor care equipment, solar
Limited                          388 Castle Peak Road                        powered and electronic products, personal
                                 Tsuen Wan                                   and health care products and kitchenware
                                 Hong Kong                                   products.

-----------------------------------------------------------------------------------------------------------------------------
36.  tom.com limited             48th Floor, The Center,                     TOM.COM LIMITED is an Internet content
                                 99 Queen's Road Central,                    provider operating a mega-portal to
                                 Hong Kong                                   provide broad "China Experience"
                                                                             content and e-commerce to the world
                                                                             and "Lifestyle for Chinese" content
                                                                             and e-commerce to the worldwide
                                                                             Chinese population both in the Greater
                                                                             China region and overseas Chinese
                                                                             speaking
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                                             communities.
-----------------------------------------------------------------------------------------------------------------------------

                                 EXHIBIT INDEX



Exhibit No.    Description
-----------    -----------

1. Share Exchange Agreement, dated as of February 17, 2000, by and between Creative Master International, Inc. and Tony Tong, Wan Sang Hui, Lee Li, James Mullen, John Farrell, Paul Poung - Hwa Chow, Fung Oi Ip Alfonso, Oei Hong Leong, Fortune E-Commerce Limited, B2B Ltd., the owner of PacificNet.com, LLC and PacificNet.com, Inc. (previously filed with the initial Statement on Schedule 13D).

2. Supplement to the Share Exchange Agreement, dated as of April 29, 2000, among Creative Master International, Inc., PacificNet.com, LLC and the members of PacificNet.com, Inc. and other persons and entities listed on the signature pages thereto (previously filed with the initial Statement on Schedule 13D).

3. Joint Filing Agreement dated October 19, 2000 among the reporting persons listed on this Amendment No. 2 (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

4. Sale and Purchase Agreement dated September 28, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Great Decision Limited (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

5. Sale and Purchase Agreement dated September 26, 2000 between Chip Lian Investments (HK) Limited, Calisan Developments Limited, Sanion Enterprises Limited, Mr. Oei Hong Leong and Powervote Technology Limited, as supplemented by that certain supplemental agreement dated September 28, 2000 between such parties (previously filed with Amendment No. 1 to the initial Statement on Schedule 13D and as amended and restated in the previously filed Amendment No. 2).

6. Hutch Agreement dated September 28, 2000 between Namble Limited and Powervote Technology Limited (previously filed with Amendment No. 2 to the initial Statement on Schedule 13D).

7. Joint Filing Agreement dated September 7, 2001 among the reporting persons listed on this Amendment No. 3.

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